Exhibit 10.1

NOTE EXCHANGE AGREEMENT

This Note Exchange Agreement (this “Agreement”) is made and entered into as of April 2, 2009, by and among (i) Sculptor Finance (MD) Ireland Limited, Sculptor Finance (AS) Ireland Limited and Sculptor Finance (SI) Ireland Limited (collectively, the “Existing Noteholders”), (ii) OZ Master Fund, Ltd., OZ Asia Master Fund, Ltd. and OZ Global Special Investments Master Fund, L.P. (collectively, the “Existing Warrant Holders,” and together with the Existing Noteholders, the “Holders”), and (iii) Network CN Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, each Existing Noteholder currently holds that principal amount of the 3% Senior Secured Convertible Notes due June 30, 2011 of the Company set forth opposite such Existing Noteholder’s name on Schedule A (the “Old Notes”);

WHEREAS, the Existing Warrant Holders currently hold warrants to purchase an aggregate of 34,285,715 shares of the Company’s common stock (the “Warrants”);

WHEREAS, in connection with the issuance of the Old Notes, the Company executed that certain Note and Warrant Purchase Agreement, dated November 19, 2007, as amended by the First Amendment to the Note and Warrant Purchase Agreement, dated as of January 31, 2008, with the Holders and the other parties named therein (the “Purchase Agreement”) which provides that the Old Notes are secured by the security interests provided in the Offshore Security Documents and Onshore Security Documents (as defined in the Purchase Agreement) (“Security Interests I”).

WHEREAS, in connection with the Purchase Agreement, the Company executed that certain Security Agreement, dated January 31, 2008, with Sculptor Finance (MD) Ireland Limited, as the collateral Agent (the “Collateral Agent”) for and representative of the Holders (the “Security Agreement”), pursuant to which the Company granted a security interest to the Holders in the Collaterals (as defined in the Security Agreement) (“Security Interests II,” and together with Security Interests I, the “Security Interests”);

WHEREAS, the Holders desire to cancel the Warrants and exchange the Old Notes for the Company’s 1% Unsecured Senior Convertible Notes due 2012 (the “New Notes”), on the terms and conditions set forth in this Agreement (the “Exchange”);

WHEREAS, the Company desires to issue to the Existing Noteholders that principal amount of New Notes in exchange for the Old Notes in the Exchange in the amount set forth on Schedule A;

WHEREAS, the Company desires to cancel the Warrants and issue to the Existing Noteholders the New Notes in exchange for the Old Notes;

WHEREAS, the board of directors of the Company has authorized the issuance of the New Notes substantially in the form of Exhibit A hereto;

WHEREAS, in connection with the Exchange, the Holders have agreed to release the Securities Interests and terminate the Security Agreement;

WHEREAS, the Existing Noteholders agreed to sell a portion of the 3% Senior Secured Convertible Notes Due June 30, 2011 held by them (the “Sale Convertible Notes”) to Keywin Holdings Limited (the “New Investor”) pursuant to that certain Note Purchase Agreement, of even date herewith, by and between the Existing Noteholders and the New Investor (the “Note Purchase Agreement”);

WHEREAS, in connection with the Exchange and the sale of the Sale Convertible Notes, the Company and the New Investor will enter into the Note Exchange and Option Agreement pursuant to which the Sale Convertible Notes will be exchanged for 307,035,463 shares of the Company’s common stock and the Company will grant the New Investor an option to purchase an aggregate of 122,814,185 shares of the Company’s common stock (the “Option”) for an aggregate purchase price of $2,000,000 (the “Note Exchange and Option Agreement”);

WHEREAS, in connection with the issuance of the New Notes, the Company will agree to provide the Holders and the New Investor certain registration rights in respect of the Company’s common stock issuable upon conversion of the New Notes pursuant to the Amended and Restated Registration Rights Agreement, to be entered into by the Company, the Holders and the New Investor, substantially in the form of Exhibit B hereto (the “Registration Rights Agreement”); and

WHEREAS, in connection with the issuance of the New Notes the Company will agree to provide the Holders certain investor’s rights pursuant to the Letter Agreement, to be entered into by the Company, the Holders and the New Investor, substantially in the form of Exhibit C hereto (the “Letter Agreement,” together with this Agreement, the Note Purchase Agreement, the Registration Rights Agreement, the Note Exchange and Option Agreement and the New Notes, the “Transaction Documents”).

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
Exchange

Section 1.1 Exchange and Sale of the New Notes.  Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined herein), the Company shall issue and exchange, subject to Section 1.2 hereof, to the Existing Noteholders, and the Existing Noteholders agree to accept from the Company, that aggregate principal amount of New Notes set forth in Schedule A in exchange for that aggregate principal amount of Old Notes set forth in Schedule A, together with all accrued and unpaid interest thereon.

Section 1.2 Cancellation of Old Notes.  Pursuant to the Old Notes and the Purchase Agreement, each Existing Noteholder hereby agrees that such Existing Noteholder’s Old Notes shall be cancelled in connection with the Exchange and all of the Company’s obligations thereunder shall be deemed to have been satisfied.

Section 1.3 Release of Security Interests. Subject to the completion of the sale and exchange of the New Notes, pursuant to Section 1.1 hereof, each Holder hereby agrees that the Security Agreement is terminated and the Security Interests and any other security interests arising out of the Purchase Agreement and the Old Notes shall be released and discharged.  Each Holder hereby releases and reconveys to the Company, without recourse, any and all of its right, title, claim and interest in and to the Collaterals, provided, however, that the Company shall bear all expenses in connection with such release.

Section 1.4 Cancellation of Warrants.  Each Existing Warrant Holder hereby agrees that such Existing Warrant Holder’s Warrants shall be cancelled in connection with the Exchange and all of the Company’s obligations thereunder shall be deemed to have been satisfied.

Section 1.5 Regulation S.  The issuance of the New Notes to Existing Noteholders will be made without registration of the New Notes under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), in reliance upon the exemption therefrom provided by Regulation S promulgated under the Securities Act (the “Regulation S”) and in reliance on similar exemptions under state securities or “blue sky” laws.

Section 1.6 Closing Mechanics.  The closing of the transactions contemplated by this Agreement shall occur at the offices of Pillsbury Winthrop Shaw Pittman LLP, 2300 N Street, N.W., Washington, D.C., or such other location as may be mutually acceptable at 9:00 a.m., Eastern Standard Time, on the date hereof or at such other time on the same date or such other date as the parties may agree in writing (such time and date, the “Closing Date”).  On the Closing Date, the Company shall issue New Notes to each Existing Noteholder in the amounts set forth on Schedule A attached hereto.

Section 1.7 Conditions to Closing.

(a) The obligation of the Holders hereunder to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Holders’ sole benefit and may be waived by the Holders at any time in its sole discretion by providing the Company with prior written notice thereof:

(i) The Company shall have executed and delivered the New Notes in the aggregate principal amount set forth in Schedule A;

(ii) The Company and the New Investor shall have executed and delivered the Registration Rights Agreement;

(iii) The Company and the New Investor shall have executed and delivered the Note Exchange and Option Agreement;

(iv) The New Investor and the Existing Noteholders shall have executed and delivered the Note Purchase Agreement;

(v) The Company and the New Investor shall have executed and delivered the Letter Agreement;

(vi) The representations and warranties of the Company and the New Investor in each of the Transaction Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date and the Company has complied in all material respects with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date; and

(vii) The Company shall have delivered the opinions of Pillsbury Winthrop Shaw Pittman LLP, U.S. counsel to the Company, dated the Closing Date, in the form and substance attached hereto as Exhibit D;

(b) The obligation of the Company hereunder to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Holders with prior written notice thereof:

(i) Each Existing Noteholder and the New Investor shall have executed and delivered to the Company the Registration Rights Agreement;

(ii) The New Investor shall have executed and delivered the Note Exchange and Option Agreement;

(iii) The New Investor and the Existing Noteholders shall have executed and delivered the Note Purchase Agreement;

(iv) The Existing Noteholders and the New Investor shall have executed and delivered the Letter Agreement;

(v) The Existing Noteholders shall have delivered, or caused to be delivered, to the Company (i) the Old Notes being exchanged pursuant to this Agreement and (ii) all documentation related to the right, title and interest in and to all of the Old Notes, and whatever documents of conveyance or transfer may be necessary or reasonably desirable to transfer to and confirm in the Company all right, title and interest in and to (free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto) the Old Notes;

(vi) The Existing Warrant Holders shall have delivered, or caused to be delivered, to the Company (i) the Warrants being cancelled pursuant to this Agreement and (ii) all documentation related to the right, title and interest in and to all of the Warrants, and whatever documents of conveyance or transfer may be necessary or reasonably desirable to transfer to and confirm in the Company all right, title and interest in and to (free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto) the Warrants; and

(vii) The representations and warranties of each Holder in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date and that the Holders shall have complied in all material respects with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date.

ARTICLE 2
Representations and Warranties of the Holders

Each Holder hereby severally makes the following representations and warranties (it being understood, however, that the Existing Warrant Holders are only making the representations and warranties set forth in Sections 2.1 through 2.3 and the Existing Noteholders are only making the representations and warranties set forth in Sections 2.1 through 2.2 and Sections 2.4 through 2.8), each of which is true and correct on the date hereof and the Closing Date and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.

Section 2.1 Existence and Power. The Holder is duly organized and validly existing under the laws of the jurisdiction of its organization and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

Section 2.2 No Conflict.  The execution and delivery of this Agreement by the Holder, and the performance by the Holder of the transactions contemplated hereby, do not and will not (i) constitute a default or violation under the organizational and/or management documents of the Holder, or (ii) conflict with or violate any laws, judgments, orders or decrees applicable to the Holder or by which its properties or assets are bound, except for such breaches, conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  As used in this Agreement, the term “Material Adverse Effect” shall mean, in respect of a party, a material adverse effect on the business, condition (financial or otherwise), properties or results of operations of such party, or an event, change or occurrence that would materially and adversely affect the ability of such party to perform its obligations under the Transaction Documents to which it may be a party.

Section 2.3 Valid and Enforceable Agreement; Authorization.  This Agreement has been duly executed and delivered by the Holder and constitutes a legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity.

Section 2.4 Title to Warrants.  The Existing Warrant Holder has good and valid title to the Warrants in the aggregate principal amount set forth on Schedule B, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto.  The Existing Warrant Holder has not, in whole or in part, (i) assigned, transferred, hypothecated, pledged or otherwise disposed of the Warrants or its rights in such Warrants, or (ii) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to such Warrants which would limit the Existing Warrant Holder’s power to transfer the Warrants hereunder.

Section 2.5 Title to Old Notes.  The Existing Noteholder has good and valid title to the Old Notes in the aggregate principal amount set forth on Schedule A, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto.  The Existing Noteholder has not, in whole or in part, (i) assigned, transferred, hypothecated, pledged or otherwise disposed of the Old Notes or its rights in such Old Notes, or (ii) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to such Old Notes which would limit the Existing Noteholder’s power to transfer the Old Notes hereunder.

Section 2.6 Regulation S Representations.

(a) The Existing Noteholder and the person(s), if any, for whose account it is acquiring New Notes and the shares of the Company’s common stock underlying the New Notes (the “Underlying Common Stock,” and together with the New Notes, the “Securities”) is not a “U.S. Person” (as defined in Rule 902 of Regulation S) and the Existing Noteholder is purchasing the Securities outside the United States in an offshore transaction meeting the requirements of Regulation S.

(b) The Existing Noteholder acknowledges that the Securities are “restricted securities” as defined in Rule 144 under the Securities Act and have not been and will not be registered under the Securities Act, or any other law of the U.S. or any other jurisdiction thereof, and accordingly may not be offered or sold or otherwise transferred in the United States or to, or for the account or benefit of, U.S. Persons unless registered or an exemption from registration is available.

(c) The Existing Noteholder acknowledges that it is not subscribing pursuant hereto for Securities as a result of or pursuant to any “general solicitation or general advertising” (as those terms are used in Regulation D under the 1933 Act), including, but not limited to (i) any advertisement, article, notice or other communications published in any newspaper, magazine or similar media (including any internet site whose information about the Company is not password protected) or broadcast over television or radio, or (ii) any seminar or meeting whose attendees, including the Existing Noteholder, had been invited as a result of, subsequent to or pursuant to any of the foregoing.

(d) The Securities to be acquired by the Existing Noteholder shall be acquired for investment for the Existing Noteholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Existing Noteholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  The Existing Noteholder does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Securities.

(e) The Existing Noteholder will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Securities except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder.

(f) The Existing Noteholder is, and each account for which it is purchasing is, an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act.

(g) The Existing Noteholder has the knowledge, sophistication and experience necessary to make, and is qualified to make decisions with respect to, investments in shares presenting an investment decision like that involved in the purchase of the securities, including investments in Securities issued by the Company and investments in comparable companies, can bear the economic risk of a total loss of its investment in the Securities and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Securities.

(h) The Existing Noteholder understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Existing Noteholder’s compliance with, representations, warranties and agreements of the Existing Noteholder set forth herein in order to determine the availability of such exemptions and the eligibility of the Existing Noteholder to acquire the Securities.

Section 2.7 Legends.  Each Existing Noteholder understands that the Securities will bear the following legend (in addition to any legend required under applicable state securities laws), and the removal of such legend(s) shall be governed by the terms of such legend(s):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE.  THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (B) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS OR (C) DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.  ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

Section 2.8 Tax Advice.  Each Existing Noteholder acknowledges that (i) purchasing, holding and disposing of the Securities may have tax consequences under the laws of the United States, (ii) the tax consequences are not described in this Agreement, and (iii) it is solely the Existing Noteholder’s responsible for determining the tax consequences applicable to its particular circumstances and should consult its own tax advisors concerning investment in such securities.

ARTICLE 3
Representations, Warranties and Covenants of the Company

The Company hereby makes the following representations, warranties, and covenants each of which is true and correct on the date hereof and the Closing Date and shall survive the date of the Closing and the transactions contemplated hereby to the extent set forth herein.

Section 3.1 Existence and Power. The Company and each of the Subsidiaries (an entity shall be deemed to be a “Subsidiary” of another person if such person directly or indirectly owns, beneficially or of record, an amount of voting securities of other interests in such entity that is sufficient to enable such person to elect at leased a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such entity) is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  The Company has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and consummate the transactions contemplated hereby.

Section 3.2 No Conflict.  The execution of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (i) does not require the consent, approval, authorization, order, registration or qualification of, or filing with, any governmental authority or court, or body or arbitrator having jurisdiction over the Company other than as contemplated in or by the Transaction Documents and state securities regulators; and (ii) does not and will not constitute or result in a breach, violation or default under any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, or with the Company’s Certificate of Incorporation or by-laws, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Company or on the part of any other party thereto or cause the acceleration or termination of any obligation or right of the Company or any other party thereto, except, in the case of clause (ii) for such breaches, violations or defaults which would not reasonably be expected to, singly or in the aggregate, result in a Material Adverse Effect (as defined above).

Section 3.3 Valid and Enforceable Agreement; Authorization.  This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity.

Section 3.4 Valid Issuance of the New Notes.  The New Notes, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will constitute legal and binding obligations of the Company, be validly issued and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Holder, and enforceable against the Company in accordance with their terms, except that such enforcement may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity.  Assuming the accuracy of the Holders’ representations in Section 2.6 above, the New Notes will be issued in compliance with applicable U.S. state and federal securities laws.  The conversion rights attached to the New Notes will provide for the right to convert the New Notes into 214,924,824 shares of the Company’s common stock (subject to subdivision or consolidation therefore) at an initial conversion price of US$0.02326, as calculated immediately following the Closing. Assuming full conversion of the New Notes on the Closing Date, the shares of the Company’s common stock issuable in respect of the New Notes shall represent 30% of the fully-diluted share capital of the Company as of the Closing Date (after giving effect to the consummation of the transactions contemplated under the Note Exchange and Option Agreement, including the exercise of the Option by the New Investor, and the issuance of any shares under any stock option or restricted stock plan of the Company).  The Underlying Common Stock has been duly reserved for issuance, and upon issuance in accordance with the terms of the New Notes will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable federal and state securities laws and liens or encumbrances created by or imposed by the Holder.

Section 3.5 No Directed Selling.  Neither the Company nor any of its affiliates, nor any person acting on its behalf or their behalf, directly or indirectly, (i) has used or will use any form of “directed selling efforts” (as defined in Rule 902 of Regulation S), general solicitation or general advertising in violation of the Securities Act or made any offer by means of any directed selling efforts in the United States in connection with the offer and sale of any of the New Notes, or (ii) offered or solicited offers to buy or sell the New Notes by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

ARTICLE 4
Miscellaneous Provisions

Section 4.1 Survival of Representations and Warranties.  The agreements of the Company, as set forth herein, and the respective representations and warranties of the Holders and the Company as set forth herein in Sections 2 and 3, respectively, shall survive the Closing Date.

Section 4.2 Public Disclosure.  The Parties will consult with each other before issuing, and provide each other the opportunity to review and comment upon and use reasonable efforts to agree on any press release, filing with the Securities Exchange Commission (“SEC”) or public statement with respect to this Agreement and the transactions contemplated hereby and under the other Transaction Documents, and will not issue any such press release or make any filings with the SEC or any public statement prior to such consultation and (to the extent practical) agreement, except as may be required by law or by rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system.  Each Party will not unreasonably withhold approval from the others with respect to any public disclosure.

Section 4.3 Notice.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) with return receipt requested or sent by reputable overnight courier service (charges prepaid):

(a) if to an Existing Warrant Holder, at its address, as follows:

c/o Och-Ziff Capital Management Group
9 West 57th St., 13th Floor
New York, NY  10019
Fax: +1-212-790-0077
Attention: Joel Frank

(b) if to an Existing Noteholder, at , at its address, as follows:

5 Harbourmaster Place, IFSC
Dublin 1, Ireland
Fax: +353-1-6806050
Attention: The Directors

with a copy to:
c/o Och-Ziff Capital Management HK Ltd
Suite 2003A Cheung Kong Center
2 Queen’s Road Central
Hong Kong S.A.R.
Fax: +852-2297-0818
Attention: Zoltan Varga and David C. Zeiden

(c) if to the Company, at its address, as follows:

Network CN Inc.
21F, Chinachem Century Tower,
178 Gloucester Road,
Wanchai, Hong Kong
Tel: (852) 2833-2186
Fax: (852) 2295-6977
Attention: Daley Mok

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
50 Fremont Street
San Francisco, CA 94105
Attention:  Scott Kline, Esq.

A party may by notice to the other parties designate additional or different addresses for subsequent notices or communications.  Notices will be deemed to have been given hereunder when delivered personally, three business days after deposit in the U.S. mail postage prepaid with return receipt requested and two business days after deposit postage prepaid with a reputable overnight courier service for delivery on the next business day.

Section 4.4 Entire Agreement.  This Agreement and the other Transaction Documents embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

Section 4.5 Assignment; Binding Agreement.  This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

Section 4.6 Counterparts.  This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

Section 4.7 Governing Law; Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. The parties hereto agree that any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The City of New York and County of New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding.  The parties hereto each hereby waive any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

Section 4.8 No Third Party Beneficiaries or Other Rights.  Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.

Section 4.9 Waiver; Consent.  This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto.  No waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto.  Except to the extent otherwise agreed in writing, no waiver of any term, condition or other provision of this Agreement, or any breach thereof shall be deemed to be a waiver of any other term, condition or provision or any breach thereof, or any subsequent breach of the same term, condition or provision, nor shall any forbearance to seek a remedy for any noncompliance or breach be deemed to be a waiver of a party’s rights and remedies with respect to such noncompliance or breach.

Section 4.10 Word Meanings.  The words such as “herein”, “hereinafter”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  The singular shall include the plural, and vice versa, unless the context otherwise requires.  The masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

Section 4.11 No Broker.  Except as set forth in Schedule 4.11 hereto, no party hereto has engaged any third party as broker or finder or incurred or become obligated to pay any broker’s commission or finder’s fee in connection with the transactions contemplated by this Agreement other than such fees and expenses for which it shall be solely responsible.

Section 4.12 Further Assurances.  The Holders and the Company each hereby agree to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions, as a party hereto may reasonably request in connection with the transactions contemplated by this Agreement.

Section 4.13 Costs and Expenses.  The Holders and the Company shall each pay their own respective costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, including, but not limited to, attorneys’ fees; provided, however, that the Company will pay the Holders’ legal expenses incurred in connection with the negotiation, preparation, execution and performance of the Transaction Documents in an amount not to exceed US$50,000.

Section 4.14 Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 4.15 Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

HOLDERS:

SCULPTOR FINANCE (MD) IRELAND LIMITED

By:	/s/ Carmel Naughton
Name:	Carmel Naughton
Title:	Director

SCULPTOR FINANCE (AS) IRELAND LIMITED

By:	/s/ Jennifer Coyne
Name:	Jennifer Coyne
Title:	Director

SCULPTOR FINANCE (SI) IRELAND LIMITED

By:	/s/ Carmel Naughton
Name:	Carmel Naughton
Title:	Director

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OZ MASTER FUND, LTD.

By: OZ Management LP, its Investment Manager
By: Och-Ziff Holding Corporation, its General Partner

By:	/s/ Joel Frank
Name:	Joel Frank
Title:	CFO

OZ ASIA MASTER FUND, LTD.

By: OZ Management LP, its Investment Manager
By: Och-Ziff Holding Corporation, its General Partner

By:	/s/ Joel Frank
Name:	Joel Frank
Title:	CFO

OZ GLOBAL SPECIAL INVESTMENTS MASTER FUND, L.P.

By: OZ Advisors II LP, its General Partner
By: Och-Ziff Holding LLC, its General Partner

By:	/s/ Joel Frank
Name:	Joel Frank
Title:	CFO

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[Signature Page to Note Exchange Agreement]

NETWORK CN INC.

By:	/s/ Godfrey Hui
Name:	Godfrey Hui
Title:	Chief Executive Officer

[Signature Page to Note Exchange Agreement]

Schedule A

Existing Noteholder Name	Aggregate Principal Amount of Old Notes	Aggregate Principal Amount of New Notes
Sculptor Finance (MD) Ireland Limited	$2,243,000	$2,243,000
Sculptor Finance (AS) Ireland Limited	$2,111,000	$2,111,000
Sculptor Finance (SI) Ireland Limited	$646,000	$646,000
TOTAL	$5,000,000	$5,000,000

Schedule B

Name of Existing Warrant Holder	Aggregate Principal Amount of Warrants
OZ Master Fund, Ltd.	15,377,143
OZ Asia Master Fund, Ltd.	14,475,429
OZ Global Special Investments Master Fund, L.P.	4,433,143
TOTAL	34,285,715

EXHIBIT A

Form of New Notes

EXHIBIT B

Form of Registration Rights Agreement

EXHIBIT C

Form of Letter Agreement

EXHIBIT D

Form of Opinion